EXHIBIT 99

NEWS RELEASE DATED JANUARY 22, 1996


PENTAIR BOARD APPROVES 25 PERCENT
INCREASE IN QUARTERLY DIVIDENDS,
TWO-FOR-ONE STOCK SPLIT


ST. PAUL, MINNESOTA -- January 22, 1996 -- Pentair,
Inc. (NASDAQ/NMS:PNTA) today announced its board of directors at a regularly scheduled meeting declared a 25 percent increase in the regular quarterly cash dividend from $.20 per share to $.25 per share. The board also approved a 100 percent stock dividend, splitting Pentair common stock on a two-for-one basis. The quarterly cash dividend and the stock split are both payable
February 16, 1996, to shareholders of record at the close of business on February 2,1996.

The stock split will increase the number of Pentair common shares outstanding from approximately
18.5 million to approximately 37 million. The quarterly cash dividend payable February 16, 1996 is unaffected by the stock split; however, subsequent quarterly cash dividends will be adjusted to $.125 per share.

Pentair is a St. Paul, Minnesota-based company with 1994 continuing operations sales of $1.3 billion and approximately 9,000 employees. Pentair's nine businesses manufacture enclosures for electrical and electronic equipment; woodworking equipment; power tools;
pumps; water conditioning control valves; sporting ammunition; automotive service equipment; and industrial lubrication systems and material dispensing equipment. Pentair stock is quoted on the NASDAQ
National System under the symbol: PNTA.